Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-179380) and related Prospectus of Toll Brothers, Inc., Toll Corp., First Huntingdon Finance Corp., Toll Brothers Finance Corp., and the additional registrants named therein, for the exchange of 5.875% senior notes due 2022 issued by Toll Brothers Finance Corp. for any and all outstanding Toll Brothers Finance Corp. 6.875% Senior Notes Due 2012 and 5.95% Senior Notes due 2013 and to the incorporation by reference therein of our reports dated December 22, 2011, with respect to the consolidated financial statements of Toll Brothers, Inc., and the effectiveness of internal control over financial reporting of Toll Brothers, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 23, 2012